UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 08, 2023

Axsome Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37635	45-4241907
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One World Trade Center, 22nd Floor
New York, New York		10007
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 332-3241

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	AXSM	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Axsome Therapeutics, Inc. (the “Company”), increased the size of the Board from four to five directors, and on October 8, 2023 appointed Dr. Susan Mahony as a director to be effective as of October 10, 2023 (the “Effective Date”).

Dr. Mahony most recently served on the board of directors of Horizon Therapeutics from 2019 until its acquisition by Amgen in October 2023. She was formerly Senior Vice President of Eli Lilly and Company and President of Lilly Oncology, where under her leadership, the business unit evolved from one to five marketed medicines. At Lilly, she held leadership positions and led organizations in Europe, the United States, Canada, Japan and China. Prior to Lilly, Dr. Mahony led commercial activities for Bristol Myers Squibb’s cardiovascular business and worked in sales and marketing at Amgen and Schering Plough. Dr. Mahony earned her Bachelor of Science in Pharmacy, and her Doctor of Philosophy in Oncology from the University of Aston, UK. She also earned her Master of Business Administration from the London School of Business. Dr. Mahony served on the board of directors of Vifor Pharma from 2019 until its acquisition by CSL Limited in 2022. Dr. Mahony currently serves on the board of directors of Zymeworks Inc. and Assembly Biosciences, Inc. Dr. Mahony also serves on the board of directors of the Chordoma Foundation, a nonprofit dedicated to improving the lives of people affected by chordoma.

Dr. Mahony will receive the standard compensation amounts payable to non-employee directors of the Company, as described in the Company’s proxy statement for the 2023 annual meeting of stockholders filed with the Securities and Exchange Commission on April 21, 2023. Her annual cash retainer will be pro-rated for 2023 to reflect her expected term of service during the calendar year. Also pursuant to these arrangements, on the Effective Date, Dr. Mahony received an initial grant of nonqualified stock options equivalent to $325,000 (the “Initial Option Grant”) for the right to purchase shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of grant. The Initial Option Grant vests in three equal annual installments, subject to her continued service on the Board through each vesting date.

Also on the Effective Date, Dr. Mahony received a grant of nonqualified stock options equivalent to $81,250 for the right to purchase shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of grant (the “Prorated Option Grant”). The Prorated Option Grant vests one year from the date of grant, subject to her continued service on the Board through the vesting date.

There is no arrangement or understanding between Dr. Mahony and any other person pursuant to which Dr. Mahony was appointed as a director. There are no family relationships between Dr. Mahony and any of the Company’s directors, executive officers, or persons nominated or chosen by the Company to become a director or executive officer. Dr. Mahony is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure

On October 11, 2023, the Company issued a press release announcing that Dr. Mahony had been appointed to the Board. The Company is furnishing a copy of the press release, which is attached hereto as Exhibit 99.1.

In accordance with General Instructions B.2 and B.6 of Form 8-K, the information included in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 attached hereto), shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated October 11, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axsome Therapeutics, Inc.

Date:	October 11, 2023	By:	/s/ Herriot Tabuteau, M.D.
		Name: Title:	Herriot Tabuteau, M.D. President and Chief Executive Officer